Exhibit 99.1

Contact:

Chris Cline, CFA

Senior Director, Investor Relations

646-564-3680

IR@retrophin.com

Retrophin Appoints Roy D. Baynes, M.D., Ph.D., to Board of Directors

SAN DIEGO (July 19, 2016) – Retrophin, Inc. (NASDAQ: RTRX) today announced the appointment of Roy D. Baynes, M.D., Ph.D., to its Board of Directors, effective immediately. Dr. Baynes currently serves as senior vice president of Global Clinical Development at Merck Research Laboratories.

“I am pleased to welcome Dr. Baynes to our board,” said Gary A. Lyons, Chairman of Retrophin. “Roy brings a wealth of development experience to the company, which will provide strategic guidance as we approach key clinical milestones for sparsentan and RE-024 and advance early-stage research. We look forward to his contributions to our future success.”

Prior to his role at Merck, Dr. Baynes was senior vice president of Oncology, Inflammation and Respiratory Therapeutics at Gilead Sciences, Inc., which was preceded by his service at Amgen, Inc. as vice president of Global Clinical Development and therapeutic area head for Hematology/Oncology. Before joining Amgen, Dr. Baynes was the Charles Martin Professor of Cancer Research at the Barbara Ann Karmanos Cancer Institute, a National Cancer Institute-designated Comprehensive Cancer Center, at Wayne State University. Dr. Baynes has authored more than 150 publications and is a member or fellow of several international medical societies. Dr. Baynes received his medical degree and doctorate in philosophy from the University of the Witwatersrand in South Africa, and completed his medical training in the Department of Hematology and Oncology at Johannesburg Hospital.

About Retrophin

Retrophin is a fully integrated biopharmaceutical company dedicated to delivering life-changing therapies to people living with rare diseases who have few, if any, treatment options. The Company’s approach centers on its pipeline featuring clinical-stage assets targeting rare diseases with significant unmet medical needs, including sparsentan for focal segmental glomerulosclerosis (FSGS), a disorder characterized by progressive scarring of the kidney often leading to end-stage renal disease, and RE-024 for pantothenate kinase-associated neurodegeneration (PKAN), a life-threatening neurological disorder that typically begins in early childhood. Research exploring the potential of early-stage assets, including RE-034, in several rare diseases is also underway. Retrophin’s R&D efforts are supported by revenues from the Company’s commercial products, Thiola®, Cholbam®, and Chenodal®.

Retrophin.com

The Retrophin Board of Directors was advised by Heidrick & Struggles, Inc.